Exhibit 99.1

Investor Contact:	Media Contact:
Jay Worley (610) 902-6206	James Ely (610) 902-6010
jay.worley@airgas.com	jim.ely@airgas.com

For release:	Immediately
Airgas Raises First Quarter Earnings Guidance and Announces Earnings Schedule
RADNOR, PA — June 19, 2007 — Airgas, Inc., (NYSE: ARG), the largest U.S. distributor of industrial, medical, and specialty gases, welding, safety, and related products, today announced that it expects to exceed guidance for its first quarter ending June 30, 2007. The Company now expects first quarter earnings per diluted share from continuing operations in the range of $0.61 to $0.63, which is approximately 17 percent above previous EPS estimates of $0.52 to $0.54.
“The increased estimate is primarily driven by stronger than expected same-store sales, which are running at 9 percent through May, exceeding the pace we saw in the fourth quarter and in early April,” said Airgas Chairman and CEO Peter McCausland. “We have seen good growth in both gas and hardgoods same-store sales with strong demand across our customer base, including manufacturing and non-residential construction sectors. Our new guidance assumes continued sales momentum through June.”
McCausland continued, “We will update our full-year earnings guidance when we announce our results in late July.”
The company will release its first quarter earnings shortly after 4:00 p.m. ET on Wednesday, July 25, 2007, and will host a teleconference at 11:00 a.m. ET on Thursday, July 26, 2007. The presentation materials will be available on the Internet at http://www.shareholder.com/arg/slides.cfm by 5 p.m. on July 25. A web cast of the teleconference will be available live and on demand through August 31 at http://www.shareholder.com/arg/medialist.cfm
The teleconference will be available by calling (800) 665-0430. A replay of the teleconference will be available through August 3. To listen, call (888) 203-1112 and enter passcode 4803679.

Exh 99-1 1Q08 Earnings Update/Page 2 of 2
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 11,500 employees work in over 900 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
# # #
Forward-Looking Statements
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding expectations for first quarter fiscal 2008 earnings per diluted share from continuing operations in the range of $0.61 to $0.63. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: customer acceptance of price increases; supply cost pressures; increased industry competition; our ability to successfully consummate and integrate acquisitions, including the pending Linde transaction; a disruption to our business from integration problems associated with acquisitions; an economic downturn; adverse changes in customer buying patterns; significant fluctuations in interest rates; increases in energy costs and other operating expenses; the effect of hurricanes and other catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including Form 10-K dated March 31, 2007, and other forms filed by the Company with the Securities and Exchange Commission.